UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2016

ALLISON TRANSMISSION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35456	26-0414014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Allison Way, Indianapolis, Indiana	46222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 242-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On January 5, 2016, Allison Transmission Holdings, Inc. (the “Company”) announced that, effective immediately, the Board of Directors of the Company has appointed David S. Graziosi, age 49, to serve as President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company. Mr. Graziosi joined the Company in November 2007 as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary and has served in that capacity since then. Concurrently, Lawrence E. Dewey has resigned from the position of President but will continue serving as the Company’s Chairman and Chief Executive Officer.

A copy of the Company’s press release announcing Mr. Graziosi’s appointment is attached hereto as Exhibit 99.1.

Related Party Transactions

In May 2015, the Company redeemed the remaining $50.4 million of its 7.125% senior cash pay notes due May 2019 at the specified redemption price in the governing indenture. At that time, Messrs. Dewey and Graziosi held $100,000 and $450,000, respectively, of the 7.125% senior cash pay notes due May 2019, which were included in the redemption on the same terms as all other notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated January 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allison Transmission Holdings, Inc.
Date: January 5, 2016
	By:	/s/ Eric C. Scroggins
	Name:	Eric C. Scroggins
	Title:	Vice President, General Counsel and Secretary